Consent of Independent Registered Public Accounting Firm

To:

The Board of Directors

Prolor Biotech, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Prolor Biotech, Inc. (the “Company”) of our reports dated March 9, 2012 relating to the consolidated financial statements of the Company as of December 31, 2011 and 2010 and the related statements of income, stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2011 and the effectiveness of the internal controls of the Company and its subsidiaries as of December 31, 2011 which reports are incorporated by reference in this Registration Statement on Form S-3.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

Respectfully,

/s/ Yarel + Partners
Yarel + Partners,
Certified Public Accountants (Isr.)

Tel Aviv, Israel

April 6, 2012